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                                                                      EXHIBIT 11

                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)

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

                                                     Year Ended December 31
                                               ---------------------------------
                                                 1995        1994        1993
                                               ---------   ---------   ---------
1.   Net earnings                              $ 1,688.7   $ 1,516.7   $ 1,399.1
                                               ---------   ---------   ---------
2.   Average number of shares outstanding
     during the year                               795.4       812.2       829.0
                                               ---------   ---------   ---------
3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)       $    2.12   $    1.87   $    1.69
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
4.   Fully diluted earnings per share:

     a. Stock options granted and outstanding
        for which the market price at
        quarter-end exceeds the option price        29.4        17.4        18.7
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     b. Aggregate proceeds to the Company
        from the exercise of options in 4.a.   $   816.9   $   317.4   $   297.0
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     c. Market price of the Company's common
        stock at quarter-end                   $  41.625   $  32.625   $  29.625
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)               19.6         9.7        10.0
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     e. Addition to average outstanding
        shares (4.a. - 4.d.)                         9.8         7.7         8.7
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     f. Shares for fully diluted earnings
        per share calculation (2. + 4.e.)          805.2       819.9       837.7
                                               ---------   ---------   ---------
                                               ---------   ---------   ---------
     g. Fully diluted earnings per share
        (1. divided by 4.f.)                   $    2.10   $    1.85   $    1.67
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                                               ---------   ---------   ---------
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